EXHIBIT 99.1 - JOINT FILING AGREEMENT

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13D and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Date: June 21, 2013	J. GOLDMAN MASTER FUND, L.P.
By: J. Goldman & Co., L.P., as Investment Adviser

By: /s/ Jay G. Goldman
Name: Jay G. Goldman
Title: President

J. GOLDMAN & CO., L.P.
By: /s/ Jay G. Goldman
Name: Jay G. Goldman
Title: President

J. GOLDMAN CAPITAL MANAGEMENT, INC.
By: /s/ Jay G. Goldman
Name: Jay G. Goldman
Title: Director

/s/ Jay G. Goldman
JAY G. GOLDMAN